UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

                 June 8, 2006
Date of Report (Date of earliest event reported)

                  Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112
(Address of principal executive offices) (Zip Code)

(215) 448-1400
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 8, 2006, the Compensation Committee of the Board of Directors increased the target performance share awards for four executive officers, including two executive officers named in the summary compensation table of our 2006 proxy statement, Robert W. Dineen, President, Lincoln Financial Advisors and Westley V. Thompson, President, Employer Markets. The increase relates to the 2006-2008 performance cycle, and the final number of shares to be received, if any, depends upon satisfaction of the performance targets for the cycle. The increases were made to correct an inadvertent error in the original awards resulting in a decrease in the executives’ total direct compensation as compared to 2005. As a result, the Committee increased Mr. Dineen’s and Mr. Thompson’s target performance share awards by 1,548 shares and 1,511 shares, respectively. More information about the performance awards for the 2006-2008 cycle is included in our Form 8-K filed on April 18, 2006, including the Overview of the 2006 Long Term Incentives For Senior Management Committee Members filed as Exhibit 10.1 to the Form 8-K.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective June 9, 2006, Section 3 of Article III of our bylaws was amended to remove the requirement of electing and appointing officers annually after the annual meeting of shareholders.

The preceding description of the amendment to LNC’s Bylaws does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended and Restated Bylaws of LNC (as amended effective June 9, 2006) attached as Exhibit 3.1 hereto, which is incorporated herein by reference.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

The Exhibit Index beginning on page E-1 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincoln National Corporation

By: /s/ Frederick J. Crawford
    Frederick J. Crawford
    Senior Vice President and
    Chief Financial Officer

Date: June 12, 2006

EXHIBIT INDEX

3.1	Amended and Restated Bylaws of LNC.

E-1